UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 31, 2011

BROOKLYN FEDERAL BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Federal	000-51208	20-2659598
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

81 Court Street Brooklyn, NY	11201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (718) 855-8500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement

Effective March 31, 2011, Brooklyn Federal Bancorp, Inc. (the “Company”), BFS Bancorp, MHC (the “MHC”) and Brooklyn Federal Savings Bank (the “Bank”), consented to the issuance of Cease and Desist Orders from the Office of Thrift Supervision (the “OTS”).  The Orders provide, among other things, that within specified time frames:

•
the Bank must obtain and maintain a Tier 1 Capital Ratio equal to or greater than 10% and a Total Risk-Based Capital Ratio equal to or greater than 15% (the “Minimum Capital Levels”), after the funding of its allowance for loan and lease losses;

•	the Bank must submit for review and approval by the OTS a written capital plan to maintain the Bank’s Minimum Capital Levels;

•
the Bank must submit a contingency plan for review and approval by the OTS if it fails to meet the Minimum Capital Levels, or comply with the terms of the capital plan, or is otherwise requested by the OTS to submit the contingency plan, which contingency plan would require the Bank to merge with, or be acquired by another federally insured depository institution or voluntarily liquidate;

•
the Bank must submit for review and approval by the OTS an updated business plan to improve the Bank’s core earnings, reduce expenses, maintain appropriate levels of liquidity and achieve profitability on a consistent basis and submit quarterly reports to the OTS regarding compliance with the plan;

•
the Bank must revise its current liquidity and funds management policy to include a contingency funding plan that will identify alternative funding sources, establish appropriate lines of credit, and retain investment securities and other liquid assets at the Bank;

•
the Bank must submit for review and approval by the OTS an updated written program for identifying, monitoring and controlling risks associated with concentration of credits and submit quarterly reports to the OTS regarding compliance with the program;

•	the Bank must submit for review and approval by the OTS a plan for enhancing its staffing resources in the loan underwriting/credit administration functions at the Bank;

•	the Bank must submit for review and approval by the OTS an updated plan with specific strategies, targets and timeframes to reduce the Bank’s level of problem assets;

•
the Bank may not make, invest in or purchase any new commercial real estate loans, and may not extend, refinance or otherwise modify classified or special mention loans, except under certain conditions;

•
the Bank must conduct a review and analysis of the management study performed by the independent consultant and shall prepare and submit to the OTS for its review and approval a written management plan that addresses all of the conclusions and recommendations noted in that management study, including a plan with specific timeframes to obtain at least three new independent directors for its Board and to retain a new Chief Executive Officer;

•
the Bank will not be permitted to increase its total assets during any quarter in excess of an amount equal to the net interest credited on deposit liabilities during the prior quarter, without the prior written non-objection of the OTS;

•	the Bank must comply with regulations limiting its ability to accept, renew or roll over brokered deposits;

•
the Bank will not be permitted to declare a dividend without the prior written approval of the OTS, and the Company and the MHC can not declare or pay dividends or make any other capital distributions without prior OTS approval;

•
the Bank will not be permitted to enter into, renew or modify any contractual arrangement relating to compensation or benefits for any senior executive officers or directors, unless it provides prior written notice of the proposed transaction to the OTS;

•	the Bank must submit for review and approval of the OTS a plan to revise its compensation and remuneration of directors and senior executive officers;

•	the Bank must comply with regulatory prior notification requirements with respect to changes in directors and senior executive officers;

•
the Company and the MHC must submit for review and approval by the OTS a written plan to maintain and enhance the capital of the Company, the MHC and the Bank, and to ensure that the Bank complies with the capital requirements imposed by its enforcement order with the OTS; and

•	the Company and the MHC can not declare or pay dividends or make any other capital distributions without prior OTS approval.

The foregoing description of the Cease and Desist Orders is qualified in its entirety by reference to the Cease and Desist Orders issued to the Bank and to the Company and the MHC, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference into this Item 1.01.

Item 9.01.          Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. None

(b)	Pro forma financial information. None

(c)	Shell company transactions. None

(d)	Exhibits.

10.1	Cease and Desist Order by and through the Board of Directors of Brooklyn Federal Savings Bank and the Office of Thrift Supervision, dated March 31, 2011.
10.2	Cease and Desist Order by and through the Boards of Directors of BFS Bancorp, MHC and Brooklyn Federal Bancorp, Inc., and the Office of Thrift Supervision, dated March 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKLYN FEDERAL BANCORP, INC.
DATE: April 1, 2011	By:	/s/ Richard A. Kielty
Richard A. Kielty
President and Chief Executive Officer